Exhibit 4.67

PURCHASE AGREEMENT

Amarin Corporation plc
7 Curzon Street
London W1J 5HG, England

Ladies and Gentlemen:

The undersigned,            (the “Investor”), hereby confirms its agreement with you as follows:

1. This Purchase Agreement (the “Agreement”) is made as of October 18, 2006 between Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), and the Investor.

2. Pursuant to the terms of the offer contained in the prospectus included in the Registration Statement on Form F-3, File No. 333-135718 (the “Registration Statement”), which registration statement was filed with the Securities and Exchange Commission (the “Commission”) on July 12, 2006 and was declared effective by the Commission on August 2, 2006, and is effective on the date hereof and the prospectus supplement appended to such prospectus (such documents, together with the documents incorporated by reference in such prospectus and prospectus supplement, being referred to collectively herein as the “Prospectus”), the Investor hereby tenders to the Company this subscription for, and agrees to purchase            ordinary shares, £0.05 par value per share, (the “Shares”) of the Company at a per share purchase price of $      per Share.

3. The Investor hereby requests that the Company issue the Shares within three New York business days after the date hereof, following payment of the purchase price therefor as provided herein, and directs the Company to issue the Shares in the name of National City Nominees Limited of Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, being the nominee of Citibank N.A, the Company’s depositary for its American Depositary Receipt (“ADR”) program (the “ADR Depositary”) against the issuance by the ADR Depositary of ADRs in the name of, or as otherwise instructed below by, the Investor.

4. The Company will advise the Investor after receipt of this subscription whether this subscription has been accepted or rejected. If this subscription is rejected, the amount paid by the Investor herewith shall be returned without interest or deduction, and this subscription thereby shall be canceled and be of no further force or effect. If this subscription is rejected the Investor agrees to destroy or return to the Company the Prospectus and all other documents concerning the offering of the Shares. The Investor may not withdraw this subscription or any amount paid pursuant thereto except as otherwise provided below. The Investor understands and agrees that (i) the Company’s obligations under this Agreement are not binding upon the Company until the Company accepts the Investor’s subscription, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of this Agreement where indicated; and (ii) the Company may, in its sole discretion, reject this subscription in whole or in part and reduce this subscription in any amount and to any extent, whether or not pro rata reductions are made to any other third party subscriber’s subscription.

5. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the office of Cahill Gordon & Reindel llp, at 10:00 A.M., New York City time, on October   , 2006 (or at such other place as shall be agreed upon by Banc of America Securities LLC (the “Placement Agent”) and the Company) (the “Closing Date”). The Investor shall wire funds for the Shares by 5:00 p.m. New York City time on Wednesday, October 18, 2006. All wires should be sent to the Company’s account at:

Bank:	Wachovia Bank, NY, USA.
ABA No:	026-005-092
For the account of:	Lloyds TSB plc
Swift Code:	PNBPUS3NNYC

For further credit to:

Lloyds TSB,
Minster Place
Ely, Cambridge
CB7 4EN
U.K

Account Name:	Amarin Corporation plc
Account No:	11427458
Sort Code:	30 - 93 - 05
Swift Code:	LOYDGB21265
IBAN No:	GB82 LOYD 3093 0511 4274 58

6. At the Closing, subject to receipt of the funds by the Company within the time prescribed and otherwise in accordance with this Agreement, the Company shall promptly:

(a) to cause the CREST account of the nominee of the ADR Depositary to be credited with the Shares purchased hereby; and

(b) instruct the ADR Depositary to issue ADRs in the amount to be registered to a nominated Depository Trust Company (“DTC”) account designated by the Investor in writing, in each case, as indicated below.

7. The Investor represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the transactions contemplated hereby, (iii) the Investor is purchasing the Shares for its own account, in the ordinary course of its business and the Investor has no arrangement, directly or indirectly, with any person to participate in the distribution of the Shares, and (iv) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investor herein may be legally unenforceable.

8. The Investor has received and carefully reviewed the Prospectus. The Investor is also aware of and acknowledges the following:

(a) that no Federal or state agency has made any finding or determination regarding the fairness of this subscription for investment, or any recommendation or endorsement of the Shares;

(b) that neither the officers, directors, agents, affiliates or employees of the Company, nor any other person, has expressly or by implication, made any representation or warranty concerning the Company other than as set forth in the Prospectus; and

(c) that the past performance or experience of the Company, the Company’s officers, directors, agents, or employees, will not in any way indicate or predict the results of the ownership of Shares or of the Company’s activities or performance.

9. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

10. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Investor Name:

Address:

Telephone:

Facsimile:

Email:

Social Security Number or Tax Identification Number:

DTC Account Details:

Name of DTC Participant:

(your broker or custodian bank)

Address of DTC Participant:

(address of your broker
or custodian bank)

DTC Participant Account Number:

Client Account (“Account Holder”)
number at DTC Participant:

Address of Account Holder:

INVESTOR NAME

By:
Name:

Title:

AGREED AND ACCEPTED:

Amarin Corporation plc, a public company registered in England and Wales

By:
Name:

Title: